SUB-ITEM 77K:  Changes in registrant’s certifying accountant

On November18, 2004, Cohen McCurdy, Ltd. was removed as independent registered public accounting firm for the Conestoga Small Cap Fund, a series of shares of the Conestoga Fund (the “Fund”).  Cohen McCurdy, Ltd. was previously engaged as the independent registered public accounting firm to audit the Fund’s financial statements.

Cohen McCurdy, Ltd. issued reports on the Fund’s financial statements as of September 30, 2003, and 2004.  Such reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The decision to remove Cohen McCurdy, Ltd. was approved by the Fund’s Audit Committee and ratified by the Fund’s Board of Directors.

At no time preceding the removal of Cohen McCurdy, Ltd. were there any disagreements with Cohen McCurdy, Ltd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen McCurdy, Ltd., would have caused it to make reference to the subject matter of the disagreements in connection with its report.  At no time preceding the removal of Cohen McCurdy, Ltd. did any of the events enumerated in paragraphs (1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur.

The Fund engaged Briggs Bunting & Dougherty, LLP as its new independent registered public accounting firm on November 18, 2004.  At no time preceding the engagement of Briggs Bunting & Dougherty, LLP did the Fund consult Briggs Bunting & Dougherty, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

The Fund has provided Cohen McCurdy, Ltd. with a copy of these disclosures and has requested Cohen McCurdy, Ltd. to furnish the Fund with a letter addressed to the Commission stating whether it agrees with the statements made by the Fund herein and, if not, stating the respects in which it does not agree.